Exhibit 10.31

FIRST AMENDMENT TO LEASE

This First Amendment to Lease made and entered into this 26th day of August, 2003, by and between BRANDYWINE OPERATING PARTNERSHIP, L.P., hereinafter referred to as “Landlord” and MEDQUIST INC., a New Jersey corporation, hereinafter referred to as “Tenant”.

WHEREAS, Landlord leased certain premises consisting of approximately 28,673 rentable square feet of space located at the Building to be built at 1000 Bishops Gate Boulevard, Mt. Laurel, New Jersey 08054 (“Building”), to Tenant pursuant to that certain Lease dated June 17, 2003, hereinafter referred to as “Lease,” the Premises being more particularly described therein; and

WHEREAS, Landlord and Tenant wish to amend the Lease as follows.

NOW, THEREFORE, in consideration of these present and the agreement of each other, and intending to be legally bound hereby, Landlord and Tenant agree that the Lease shall be and the same is hereby amended as follows:

1.             Incorporation of Recitals.  The recitals set forth above and the Lease referred to therein are hereby incorporated herein by reference as if set forth in full in the body of this Amendment.  Capitalized terms not otherwise defined herein shall have the meanings given to them in the Lease.

2.             Premises.  The parties acknowledge and agree that Tenant has not yet finalized its space plan for the Premises.  That certain letter agreement between the parties dated June 16, 2003 is hereby null and void and of no further force or effect.  Tenant shall have until September 15, 2003 to provide final plans of Tenant’s Premises and authorize the drawing of construction documents.  If Tenant does not satisfy this obligation by September 15, 2003, then Landlord’s obligation to pay the holdover portion of the 5 Greentree Premises rent is deferred one day for each day after September 15, 2003 such final plans and authorization are not provided.  Tenant has advised Landlord that it anticipates the Premises will be 29,973 rentable square feet.  On or before sixty (60) days of the Commencement Date, Landlord’s architect shall utilize the 1996 BOMA standard to determine Tenant’s rentable square footage of the Premises, the Building, the Fixed Rent and Tenant’s Allocated Share.

3.             Term.  The Lease Term is hereby extended for three (3) additional years so that the aggregate Term is 120 months from the Commencement Date (“Term”).

4.             Fixed Rent.  Tenant shall pay to Landlord Fixed Rent as follows:

TIME PERIOD	PER RSF		MONTHLY INSTALLMENT	ANNUAL FIXED RENT
Months 1-60	$20.30	*	$50,704.33	$608,451.90
Months 61-84	$21.30	*	$53,202.08	$638,424.90
Months 85-120	$22.00	*	$54,950.50	$659,406.00

* plus amounts pursuant to Articles 6 and 7 of the Lease.

5.             Tenant’s Allocated Share.  Tenant’s Allocated Share is hereby amended to be 56.56% (based upon the anticipated 29,973 rentable square feet), subject to adjustment as aforesaid.

6.             Construction by Landlord.  Landlord’s Work is hereby amended to include the cost of installing (i) a dry sprinkler system in Tenant’s computer room, and (ii) standard identification signage on the Premises door, floors, Building directory and facade and monument sign; up to the total amount of $22,000.  If the final cost to install (i) and (ii) above exceeds $22,000, then Tenant shall pay to Landlord the difference in such costs within thirty (30) days of invoice.

7.             Early Termination.  Tenant shall have a one-time right to terminate this Lease, effective as of the end of the 84th month of the Term (the “Early Termination Date”), provided Tenant (i) is not then in default beyond any applicable notice and cure period under this Lease, (ii) gives Landlord not less than twelve (12) months prior written notice, and (iii) pays to Landlord, at the time of said notice, a termination fee (the “Termination Payment”) in an amount equal to the unamortized cost of the transaction, as of the Early Termination Date, which the parties agree is $27.00 multiplied by the rentable square footage of the Premises, amortized over 120 months at 12% interest.  Failure to provide written notice and the Termination Payment within the prescribed time frame will be considered by Landlord, without the necessity of additional notice, as a waiver of this right to terminate.  Tenant acknowledges and agrees that the Termination Payment is not a penalty and is fair and reasonable compensation to Landlord for the loss of expected rentals from Tenant over the remainder of the scheduled Term.

8.             Brokerage Commission.  Landlord and Tenant mutually represent and warrant to each other that they have not dealt, and will not deal, with any real estate broker or sales representative in connection with this proposed transaction other than CB Richard Ellis Services, Inc.  Each party agrees to indemnify, defend and hold harmless the other and their directors, officers and employees from and against all threatened or asserted claims, liabilities, costs and damages (including reasonable attorney’s fees and disbursements) which may occur as a result of a breach of this representation.

9.             Binding Effect.  Except as expressly amended hereby, the Lease remains in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this agreement on the date first above written.

LANDLORD:
BRANDYWINE OPERATING PARTNERSHIP, L.P.
By: Brandywine Realty Trust, its general partner
WITNESS:

	By:	/s/ George D. Sowa
George D. Sowa
Senior Vice President

TENANT: MEDQUIST INC.
ATTEST:

	By:	/s/ John M. Suender
John M. Suender
Executive Vice President